AMENDMENT NO. 1 DATED MARCH 24, 2022	Filed Pursuant to Rule 424(b)(5)
(To Prospectus dated January 14, 2022)	Registration No. 333-262183

Up to $18,110,675

Common Shares

This Amendment No. 1 (this “Amendment”) amends our prospectus supplement and the accompanying prospectus, dated January 14, 2022 (File No. 333-262183) (the “Prospectus”) relating to our common shares, without par value, that we may offer and sell from time to time in accordance with the terms of the Equity Distribution Agreement, dated January 14, 2022 (the “Equity Distribution Agreement”) that we entered into with Canaccord Genuity LLC (“Canaccord”), acting as our sales agent. This Amendment should be read in conjunction with the Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prospectus. This Amendment is not complete without, and may only be delivered or utilized in connection with, the Prospectus, and any future amendments or supplements thereto.

Our common shares are listed for trading on the Nasdaq Capital Market (“Nasdaq”), under the symbol “CLVR.” On March 23, 2022, the closing sale price of our common shares as reported by Nasdaq was $1.24 per common share.

Sales of our common shares, if any, under the Prospectus, as amended by this Amendment, may be made by any method that is deemed to be an “at the market offering” as defined in Rule 415(a)(4) under the Securities Act of 1933, as amended (the “Securities Act”), including sales made directly on or through Nasdaq or any other existing trading market for our common shares. Subject to terms of the Equity Distribution Agreement, Canaccord is not required to sell any specific number or dollar amount of common shares but will act as our sales agent, using commercially reasonable efforts to sell on our behalf all of the common shares requested to be sold by us consistent with its normal trading and sales practices, on terms mutually agreed between Canaccord and us. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

Canaccord is entitled to compensation under the terms of the Equity Distribution Agreement at a fixed commission rate not to exceed 3.0% of the gross proceeds from each issuance and sale of our common shares. In connection with the sale of our common shares on our behalf, Canaccord will be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation of Canaccord will be deemed to be underwriting commissions or discounts. We have also agreed to provide indemnification and contribution to Canaccord against certain civil liabilities, including liabilities under the Securities Act.

We are filing this Amendment to amend the Prospectus to update the amount of common shares we are eligible to sell under General Instruction I.B.6 of Form S-3 and pursuant to the Equity Distribution Agreement. The aggregate market value of our outstanding voting and non-voting common shares held by non-affiliates, or public float, is $54,332,026, which is calculated based on 24,584,627 of our voting and non-voting common shares outstanding held by non-affiliates as of March 22, 2022, at a price of $2.21 per share, the closing price of our common shares on Nasdaq on February 1, 2022. During the 12 calendar months prior to, and including, the date of this Amendment, we have not sold any securities pursuant to General Instruction I.B.6 of Form S-3. As a result of the limitations of General Instruction I.B.6, and in accordance with the terms of the Equity Distribution Agreement, we are reducing the aggregate sales price of the common shares that we may sell pursuant to the Prospectus, as amended by this Amendment, to $18,110,675, which does not include shares having an aggregate gross sales price of $3,400,599 that were sold pursuant to the Prospectus under General Instruction I.B.1 of Form S-3 as of March 23, 2022. If our public float increases such that we may sell additional amounts under the Equity Distribution Agreement and the Prospectus, as amended by this Amendment, we will file another amendment to the Prospectus prior to making additional sales.

We are an “emerging growth company” and a “smaller reporting company” as those terms are defined under the federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements.

You should rely only on the information contained herein or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized any other person to provide you with different information.

Investing in our securities involves a high degree of risk. Risks associated with an investment in our securities are described in this prospectus supplement and certain of our filings with the Securities and Exchange Commission incorporated by reference into the Prospectus, as amended by this Amendment. Before buying any securities, you should carefully read the discussion of material risks of investing in our securities in “Risk Factors” beginning on page S-4 of the prospectus supplement and on page 3 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Amendment and the Prospectus. Any representation to the contrary is a criminal offense.

Canaccord Genuity

March 24, 2022